Exhibit 10.7

Macquarie Bank Limited

Ropemaker Place	Telephone	44 20 3037 2000
28 Ropemaker Street	Facsimile	44 20 3037 2570
London EC2Y 9HD	Internet	www.macquarie.com/eu
UNITED KINGDOM

Gaming Acquisitions Limited

107 Station Street

Burton on Trent, DE14 1SZ

United Kingdom

Attention: James Richardson / Craig Wilson / David Wilkinson / Gemma Durham

11 November 2025

Dear all

Re: Amendment to the ISDA Master Agreement dated as of 7 November 2025

We refer to the ISDA Master Agreement dated as of 7 November 2025 between you and Macquarie Bank Limited (the “Agreement”). Capitalised terms used in this letter and not otherwise defined herein shall have the meaning given to them in the Agreement.

We hereby request that the Agreement be amended as follows:

The inclusion of a new Part 6 to the Schedule as follows:

“Part [6] ISDA DF Supplement Incorporation

(1)	ISDA August 2012 DF Supplement The parties agree that the ISDA August 2012 DF Supplement Schedules 1, 2 and 3 (“August 2012 DF Supplement”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Agreement, and shall apply to and form part of this Agreement.

(2)	ISDA March 2013 DF Supplement The parties agree that the ISDA March 2013 DF Supplement Schedules 1, 2, and 3 (“March 2013 DF Supplement”) as published by ISDA, are incorporated into this Agreement, and shall apply to and form part of this Agreement.

(3)	CFTC Swap Entity

For the purposes of the March 2013 DF Supplement:

Party A is a CFTC Swap Entity; and

Party B is not a CFTC Swap Entity.

(4)	[Reserved]

(5)	Complaints

Any complaints with respect to Party A may be directed as follows:

Name/Department:	Complaints Officer
Address:	Macquarie Bank Limited, GPO Box 4294, SYDNEY NSW 1164, Australia
Email:	swapcomplaints@macquarie.com
Phone:	+61 2 8232 3333

Other than Macquarie Bank Limited ABN 46 008 583 542 (MBL), any Macquarie Group entity noted on this page is not an authorised deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). That entity’s obligations do not represent deposits or other liabilities of MBL. MBL does not guarantee or otherwise provide assurance in respect of the obligations of that entity, unless noted otherwise.

Head Office: 50 Martin Place, Sydney, New South Wales, Australia.

Macquarie Bank Limited, London Branch (MBLLB) is registered in England and Wales (Branch No: BR002678, Company No: FC018220, Firm Reference No: 170934). The registered office for MBLLB is Ropemaker Place, 28 Ropemaker Street, London, EC2Y 9HD. MBL London Branch is authorised and regulated by the Australian Prudential Regulation Authority. Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

Macquarie Bank Limited

(6)	Swap disclosures

Party A hereby provides Party B with the disclosures contained in the General Disclosure Statement and annexes thereto (together, the “ISDA DF Disclosure”) at www.macquarie.com/swapdisclosures, and Party B agrees to such disclosures. The ISDA DF Disclosure will apply to all standard Transactions (as defined in the ISDA DF Disclosure) between the parties. Where the ISDA DF Disclosure is not sufficient to address all material risks and characteristics related to Transactions between the parties, Party A may provide Party B with alternative (or supplementary) disclosures suitable for such Transactions.

(7)	Required Notifications and Disclosures

Party B agrees that the following e-mail address may be used for the delivery by Party A of notifications and any informational disclosures given pursuant to CFTC Regulations:

Email: James.Richardson@inseinc.com

(8)	Risk Valuation Delivery

Solely for the purposes of delivering notices in connection with Risk Valuations pursuant to March 2013 DF Schedule 3, the “Notice Procedures” applicable to the parties includes written notice by e-mail delivered to the following address or any substitute address provided under Section 2.3 of the March 2013 DF Supplement: with respect to Party A: cogmodotcregrecon@macquarie.com with respect to Party B: James.Richardson@inseinc.com

Such written notice shall be deemed delivered when sent to the specified address.

(9)	[Reserved]

(10)	March 2013 DF Supplement Notices

Solely for purposes of delivering notices in connection with the March 2013 DF Supplement other than notices related to Risk Valuations or Portfolio Data, the “Notices Procedures” applicable to the parties includes written notice by e-mail delivered to the following address or any substitute address provided under Section 2.3 of the March 2013 DF Supplement.

with respect to Party A: cgm.isda.notices@macquarie.com with respect to Party B: James.Richardson@inseinc.com

Such written notice shall be deemed delivered when sent to the specified address.

(11)	Questionnaires

Each party agrees to provide the other party with:

(i)	a completed questionnaire in the form of (a) the ISDA August 2012 DF Protocol Questionnaire, including any Addenda thereto (“ISDA August Questionnaire”), or (b) the “Macquarie Bank Limited/Macquarie Energy LLC Onboarding Questionnaire for Swap Counterparties” (“Macquarie Questionnaire”); and

(ii)	a completed questionnaire in the form of the ISDA March 2013 DF Protocol Questionnaire (“ISDA March Questionnaire”).

Each party agrees that all information and representations provided by it in either the ISDA August Questionnaire, or the Macquarie Questionnaire will constitute DF Supplement Information for the purposes of the August 2012 DF Supplement. In the event of any conflict between the August 2012 DF Supplement Schedules incorporated in Part 6 (a) above and the DF Schedules referred to in any ISDA August Questionnaire, Part 6 (a) shall govern.

Macquarie Bank Limited

Each party agrees that all information and representations provided by it in the ISDA March Questionnaire will constitute March 2013 DF Supplement Information for the purposes of the March 2013 DF Supplement. In the event of any conflict between the March 2013 DF Schedules incorporated in Part 6 (b) above and the March 2013 DF Schedules referred to in any ISDA March Questionnaire, Part 6 (b) shall govern.

(12)	Election to Receive Oral Disclosure of Pre-Trade Mid-Market Marks and Basic Material Economic Terms Party B agrees to receive oral disclosure (with written confirmation to follow post-trade) of any (i) pre-trade mid-market marks pursuant to CFTC Regulation 23.431(a)(3)(i) and (ii) basic material economic terms, including price, notional amount and termination date, pursuant to CFTC Regulation 23.431(a)(2).

(13)	Credit Support Any document which, by its terms, secures, guarantees or otherwise supports the obligations of one or both of the parties under this Agreement, shall be deemed to be supplemented by the August 2012 DF Supplement and the March 2013 DF Supplement to the extent necessary such that the operation thereof is not affected by any supplements contemplated by the August 2012 DF Supplement, any ISDA August Questionnaire or Macquarie Questionnaire, the March 2013 DF Supplement, and any ISDA March Questionnaire.”

Please confirm your agreement to the foregoing by signing and returning a copy of this letter.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Yours faithfully,

Yours faithfully,

Macquarie Bank Limited

By:	/s/ Daniel Donnelly
Name:	Daniel Donnelly
Title:	Managing Director

By:	/s/ Robert Howarth
Name:	Robert Howarth
Title:	Associate Director

Macquarie Bank Limited

Accepted and agreed

Gaming Acquisitions Limited

By:	/s/ Simona Camilleri
Name:	Simona Camilleri
Title: